EXHIBIT 10.17

INDEPENDENT SALES AGENT AGREEMENT

Between

Viking Systems Inc.

And

Platinum Medical Inc.

THIS AGREEMENT is entered into this 21st day of November, 2006 by and between Viking Systems, Inc., a Delaware corporation, (hereinafter “Viking” with offices at 4350 La Jolla Village Drive, San Diego, CA 92122 and Platinum Medical, Inc. (hereinafter “Sales Representative”) a Nevada Corporation with an office at 2331 Dolphin Court, Henderson Nevada 89074.

WHEREAS, Viking is engaged in the manufacture and distribution of medical equipment and related accessories;

WHEREAS, Viking desires to appoint Sales Representative, as its exclusive Independent Sales Representative for medical equipment and related accessories, on behalf of Viking and in the geographical areas hereinafter described and under the terms and conditions hereinafter set forth;

WHEREAS, Sales Representative desires to engage in the promotion, solicitation and sale of certain products supplied by Viking in the geographical areas set forth in Exhibit A of this agreement and under the terms and conditions hereinafter set forth;

NOW THEREFORE, in consideration of their mutual covenants and agreements contained herein, and the mutual benefits to be derived here from the parties, intending to be legally bound, hereby covenant and agree as follows:

1. DEFINITIONS

a)	The term "TERRITORY" when used herein means the territory described in Exhibit A, as such, territory may be amended in this Exhibit from time to time by mutual consent of the parties.

b)	The term "PRODUCTS" when used herein means those products of Viking which are specifically identified in Exhibit B.

c)
The term “PRICES” shall mean those prices set forth in the current price schedule. The current price list is identified as the latest price book provided by Viking, which Viking may change at its sole discretion given at least 30 days notice.

d)
The term "CONFIDENTIAL INFORMATION" when used herein means and includes all know how, designs, drawings, specifications, catalogs, data sheets, sales and technical bulletins, service manuals, customer lists, sales and marketing programs, future products, sales strategies, price lists, cost data and other information, whether or not reduced to writing, including information stored on computer, relating to the design, manufacture, use, marketing, sale and service of the PRODUCTS, as well as any other information relating to the business of Viking which may be divulged to the Sales Representative in the course of its performance of this Agreement and which is not generally known in the trade.

e)	The term “CUSTOMER” when used herein means the end-user physician, or medical facility to which the PRODUCT (S) is sold.

2.  APPOINTMENTS AND SCOPE. Subject to the terms and conditions and for the term of this Agreement, Viking hereby appoints Sales Representative as exclusive Independent Sales Representative of the Products in the Territory. Sales Representative hereby accepts such appointment and agrees to devote such time, and attention to the performance of such duties as may be reasonably necessary to sell and promote the sale of the Products in the Territory during the term of this Agreement. It is understood and agreed that Viking will retain title and risk of loss with respect to the equipment until title and risk of loss passes to the Customer.

a) Sales Representative is an independent contractor and under no circumstances will Sales Representative commit Viking to the delivery of Viking products and accessories or purport to legally bind Viking in any matter, or allow any employee, officers, director or agent of Sale Representative to hold himself or herself out as an employee or agent with legal authority to bind Viking. All accepted purchase orders, whether or not delivery dates are specified, shall be subject to delays in manufacture or delivery due to any cause beyond Viking’s reasonable control

b)  The detailed operations of Sales Representative under this Agreement are subject to the sole control and management of Sales Representative and Sales Representative shall be responsible for all of its own expenses and agrees that it shall incur no expense chargeable to Viking, except, as may be specifically authorized in this contract or made in advance in writing by a duly authorized officer or employee of Viking.

c) No part of Sales Representative’s compensation will be subject to withholding by Viking for the payment of any social security, federal, state or any other employee payroll taxes.

d) Sales Representative is not restricted from the purchase or resale of any other products as a covenant of this agreement except as deemed competitive to Viking 3D video products and associated technologies.

e) Viking is not restricted from the solicitation, formation or contracting of any other business relationships, including distribution agreements, where Viking products could be added to a total solutions concept of another manufacturer.

3. Duties of Sales Representative. The responsibilities of Sales Representative are set forth below and Sales Representative shall use its best efforts to promote the sale of Product to all existing and potential Customers within the Territory in accordance with Sales representative sales policies.

a) Sales Representative will act as Viking’s exclusive Independent Sales Representative, and is authorized to solicit orders on Vikings behalf for the Products in the Territory from Customers (Accounts) in accordance with sales policies and practices as outlined herein and in accordance with Vikings published Terms and Conditions of Sale.

b) All Final Quotations shall be prepared and submitted on a standardized Viking quotation forms before submission to the Account in accordance with Vikings published Terms and Conditions of Sale. Sales Representative shall not make representations or guarantees other than the published technical specifications concerning the Equipment, or accept the return of, or make any allowance for, such Equipment without the prior written consent of Viking.

c) At specific time intervals defined by Viking, Sales Representative shall furnish sales reports such as a ninety-day forecast of expected product sales that is updated and submitted monthly. Sales Representative management shall cooperate with Viking management by providing account strategies and market information on metrics gathered from Sales Representative database during the sales process and to attend in appropriate teleconference meetings.

d) Sales Representative shall commit to sell a minimum number of Products in accordance with the Territory Sales Targets set in Exhibit D. Sales Representative acknowledges and agrees that the sales target has been mutually established after due consideration of the market for Products in the Territory and represent the minimum quantities or dollar volume that Sales Representative should be able to sell in the Territory using reasonable efforts. To the extent this Agreement is renewed, the parties shall determine future minimum sale requirements within thirty days of the date of renewal or within thirty days of the beginning of Vikings accounting period. In the event that Sales Representative fails to meet 70% of its sales target for two consecutive quarters, Viking, at its sole discretion, may elect to, terminate this Agreement pursuant to section 9 of this agreement or modify the Territory or the exclusivity of any rights hereunder, or waive the sales target requirements for the relevant period.

e) Sales Representative shall not, without Viking’s written consent, modify or change in any way a feature of any Product, or modify or remove any safety device or part of the Product.

g) Sales Representative Agents will receive specific training as Viking provides and pass specific skills testing in order to receive authorization to represent Viking products. At no time will Sales Representative allow any employee or sub agent to represent Viking without such agent passing appropriate skills testing to be authorized as a Sales Representative Medical representative.

h) All promotional, advertising and marketing materials prepared or used by Sales Representative must be reviewed and approved by Viking prior to use, in accordance with the promotion and advertising policy provided by Viking.

i)  Sales Representative shall promptly notify Viking, of incidents, malfunction or any injury related to the Products in accordance with Sales Representative policies.

j) Sales Representative shall cooperate with Viking Management by providing account information, and participating in appropriate teleconference meetings.

k) Sales Representative will strictly comply, and ensure that all of its employees, agents and subcontractors and their employees strictly comply with all laws, regulations and governmental orders governing the performance of its obligations hereunder, including but not limited to the Federal Health Care Program Anti-Kickback Provisions of the U.S. Social Security Act, 42, U.S.C. 1320a-7b, as any such laws, regulations or orders may be hereinafter amended. Sales Representative further agrees to comply with the provisions of all rules and regulations (including those of the Secretary of Labor) and Executive Orders (Including Nos. 11246, 11375, 11625, 11701 and 11758) applicable to this Agreement regarding non-discrimination because of race, religion, color, sex, age, national origin, Veteran’s status and physical or mental handicap. With the exception of the customary activities associated with customer referral and luminary sites, Sales Representative will ensure that (i) no person who is a practicing physician, (ii) no person affiliated with or employed by any customer or prospective customer, and (iii) no person who may be in a position to unduly influence the purchase of any Product or service, or financing for any Product, promotes the Products or Sales Representative’s interests in any way.

l) Sales Representative shall attend, all technical, sales and service training sessions with respect to the Products as Viking and Platinum management deems necessary in order to allow the Representative to effectively market, and sell the Products. Viking will provide lodging and meals for the training sessions and representative will be responsible for the travel cost to attend. Sales Representative shall have the final approval for a representative attendance for such training sessions

4. Duties of Viking. Viking responsibilities shall be as set forth below:

a) Viking shall provide Sales Representative with reasonable quantities of sales and marketing information applicable to Products, including catalogs, specifications, promotional literature and other materials.

b) Viking shall provide Sales Representative with access to and assistance of its technical, sales and service personnel. Such assistance shall be without charge to Sales Representative except as may be otherwise mutually agreed.

c) Viking shall have responsibility for and render repair service on all Products placed within the Territory.

d) Viking shall conduct such technical, sales and service training sessions with respect to the Products as Viking deems necessary in order to allow the Representative to effectively market, and sell the Products. Viking will provide lodging and meals for the training sessions and representative will be responsible for the travel cost to attend. Sales Representative shall have the final approval for a representative attendance for such training sessions.

e)Viking shall be solely responsible for the design, development, supply and production of the Product(s) and the protection of its trademarks and service marks.

f)Viking shall immediately advise Sales Representative of any legal or regulatory notices served which might affect the condition or prospect of the Product. Viking will also promptly notify Sales Representative of any recalls or modifications of the Product required by any government authority,

g)Viking shall notify Sales Representative of any changes affecting the Products or Prices, terms and conditions of sale, sales policies, projected delivery dates, schedule changes regarding the product, which may affect the business of the Sales Representative.

h) Viking will furnish monthly business reports to Sales Representative in a format that can not be altered that reflect bookings, commissions owed, unshipped equipment and performance to plan.

i) Viking will forward to Sales Representative any leads it receives from accounts in the Territory regarding the Product.

j) Viking shall perform operator training in conjunction with the Sales Representative in accordance with the specified terms and conditions on quotations and order acceptance documents.

k) Viking shall provide Product to Sales Representative for sales demonstration, trial-use by accounts and training; the type and volume of Product for sales demonstration, trial-use and training is at the sole discretion of Viking. All such Product will remain the property of Viking and must be returned to Viking on demand.

5. COMPENSATION. In consideration of the service rendered by Sales Representative under this agreement, Viking will pay Sales Representative commissions under the terms set in this Agreement and at rates set in Exhibit E of this Agreement.

a) Commission will be paid on the Sales Price of each order booked, delivered, shipped in the Territory, except as outlined under paragraph 6, under EXCLUDED SALES. The Sales Price is defined as gross sales price listed on the agreement, less any applicable cash discount, return of merchandise, installation, training, or delivery costs or allowances listed on quotation not paid by the customer, or any federal, state and/or local taxes, insurance, turnkey costs or bad debt.

b) At the request of Viking or the Sales Representative, and upon mutual agreement, either party may assist in a sales opportunity at a Customer (Account) that is not in the designated TERRITORY. In an effort by both parties to encourage such co-operation, a Shared Commission Agreement will be developed specific to the Shared Commission sales opportunity. The Shared Commission Agreement will be presented in writing by the requesting party to the other party in advance, and must be duly authorized by an officer or employee of the requesting party. Upon mutual agreement, such Shared Commission Agreement(s) will supersede Commissions in Exhibit E of this Agreement

c) If a refund, rebate or allowance with respect to Product sold by Sales Representative to any Account for any reason whatsoever, any commission paid and represented by such refund, rebate or allowance shall be proportionally repaid by Sales Representative to Viking, promptly upon demand, or, at Sales Representative’s option, credited against any monies due or to become due to Sales Representative hereunder.

d) 50% amount of the total Commission is due and payable not later than thirty (30) days after order booking. Order Booking is deemed complete when Viking is in receipt of a signed contract with at least a 10% or more down payments. Outstanding balance of commission is due within 30 days of delivery and installation for the product.

e) At the time of booking and payment to Sales Representative, Viking will send Sales Representative a statement showing the computation of commissions earned for the order based on the net selling price of the order.

6. EXCLUDED SALES. Viking reserves the right to set special commission rates, or pay no commissions on certain sales. Viking must identify to Sales Representative any specific Accounts, relationships and/or orders that will be considered EXCLUDED SALES in advance. Viking must provide 30 day notice to any changes in the EXCLUDED SALES.

•	Clinical luminary account customers who receive special discounts.

•	Manufacturers of medical devices, or other companies, which purchase Product to be used in a clinical training program.

•	Sales of any Viking Products, Equipment and Technology to Viking Systems OEM Customers and/or their affiliates.

•
Corporate Accounts (including government(s)) and National Account Contracts; Viking reserves the right to modify commission rates for Viking Corporate Accounts and National Account Contracts providing two week notice is given to Sales Representative.

•
Protected Accounts: From time to time there may be transitions that involve the expansion or contraction of a specific TERRITORY. Under those circumstances, there may be accounts excluded from or added to a geographical area and considered as a Protected Account different from an existing geographical boundary.

•
Rental Agent Agreement(s): Viking intends to continue to offer rental equipment/systems to the market on a broad geographic basis, through a number of independent agents and agreements. Viking reserves the right to modify and/or exclude commission from rental income but acknowledges that commissions will be paid subject to any modification needed on the final sale to the CUSTOMER.

7. CONFIDENTIALITY AND PROPRIETARY RIGHTS. Sales Representative acknowledges that the Confidential Information comprises valuable trade secrets and is proprietary to the Sales Representative and its vendors. Sales Representative shall hold the Confidential Information in strict confidence and shall not use or disclose the same except as required to perform its obligations under this Agreement. The foregoing obligation shall not extend to information which is or becomes public knowledge through no fault of Sales Representative or which is required to be disclosed by law. Each employee or independent contractor of Sales Representative who performs functions related to this Agreement shall be required to sign an agreement with the Representative agreeing to hold such Confidential Information in strict confidence, and agreeing not to disclose such Confidential Information except as required to perform his or her obligations to Viking.

All Products sold by Sales Representative for Viking shall bear trademarks of manufacturers, and Sales Representative agrees not to remove or efface such trademarks. Sales Representative shall not use any of the above mentioned trademarks or trade names, or any mark or name confusingly similar thereto, in any manner, for letterhead, business cards and signs in order to identify itself as an authorized representative of Viking, unless expressly approved in writing by Viking. Sales Representative shall not place, or affix, any signs, placards, labels, or stickers, other than a normal size business card to any of the products.

8. TERMS AND CONDITIONS OF SALE

a) All final sales quotations shall be prepared by Viking employees before submission to accounts and shall include the standard terms and conditions of Viking. In no event shall Sales Representative offer a discount to any Customer unless it obtains the prior approval of the Viking Senior VP of Sales, SVP of Commercial Operations or other Officer of Viking. Sales Representative will be allowed to use non-binding documents for use in their sales process and in the pursuit of sales in Accounts.

b) Final acceptance or rejection of all orders shall rest with Viking. Sales Representative is not authorized to confirm any order or to assume or create any obligation expressed or implied on Viking’s behalf. Viking shall have the sole right of credit approval and order acceptance in all cases and at all times with respect to Products. Invoices for Product sales will only be issued by Viking.

c) Viking may change the Product list price at any time. In the event that a valid price quotation has not expired, the customer price quoted will remain in effect until the expiration date of the Quotation. Unless Viking provides specific written consent to provide price protection beyond the quotation expiration date, all quotations will expire not more than sixty (60) days from the date of quotation.

9. TERM AND TERMINATION. The term of this Agreement shall commence as of the Effective Date and, unless terminated earlier as provided herein, shall continue until December 31, 2008. Thereafter, this Agreement may be renewed for additional two (2) year terms by mutual written agreement of the parties at least ninety (90) days prior to the expiration date. In the event that the parties have not otherwise renewed this Agreement in writing at the end of the initial term or any renewal term, then the Agreement will continue on a month-to-month basis until terminated in writing by either party, without penalty or payment of any termination fee, upon thirty (30) days notice or extended in writing by mutual agreement of the parties, notwithstanding any other provision of this Agreement to the contrary.

a) It shall constitute a Default under the Agreement, with the corresponding right of termination as stated below, if any of the following shall occur:

i) In the event both parties fails to pay any amounts due hereunder, and such failure continues for a period of thirty (30) days after receipt of written notice from the other party specifying such violation, then the Agreement may be immediately terminated by the non-defaulting party.

ii) In the event of a material violation by a party of any provision of this Agreement (other than the non-payment of monies) which violation continues uncured for a period of thirty (30) days after written notice to the other party specifying such violation, then the Agreement may be immediately terminated by the non-breaching party.

iii) In the event a party makes an assignment for the benefit of creditors, files a voluntary petition in bankruptcy, is adjudicated insolvent or bankrupt, a proceeding is filed against said party to declare said party a bankrupt and said proceeding is not dismissed within thirty (30) days, or said party commences any proceeding under any reorganization, arrangement, readjustment of debt or similar law or statute of any jurisdiction, then this Agreement may be terminated by the other party on five (5) days written notice.

iv) Upon the occurrence of any change of a majority ownership with respect to Sales Representative effected without the prior written consent of Viking (whether such change in ownership occurs in one or a series of transactions), or in the event that any competitor of Viking acquires, directly or indirectly, more than a fifty (50%) percent ownership interest in Sales Representative, then Viking may immediately terminate this Agreement.

v) If Sales Representative solicits orders for the Products outside of the Territory (except upon the prior written consent of Viking Medical), then Viking may immediately terminate this Agreement.

vi) In the event Sales Representative fails to meet 70% of sales volume requirements for two (2) consecutive quarters (as specified in Schedule C attached hereto or otherwise), then Viking may immediately terminate this Agreement upon ninety (90) days notice, unless Sales Representative cures such default within such ninety (90) day period and unless Sales Representative meets the 70% sales volume requirement for the quarter during which Sales Representative is effecting the cure for the prior two (2) quarters; sales that are used to cure the default for the prior two (2) quarters shall not also count as sales for the current quarter.

vii) In the event that Sales Representative or any of its affiliates acquires a minority interest in a company which is involved in the manufacturing, sale or distribution of products or any services which compete with the Product(s), then Viking may immediately terminate this Agreement.

b) Either party may terminate this Agreement, without cause, at any time by giving the other party no less than ninety (90) days prior written notice on the intent to terminate the contract. The effective termination date will be (90) days after the notice. In the event Viking terminates this Agreement, without cause Sales Representative will perform best efforts for a transition for the entire period and receive all commission for orders during this period.

10. Rights of Parties upon Termination. The following provisions shall apply upon the termination or non-renewal of this Agreement.

a) Sales Representative shall cease all sales and other activities on behalf of Viking and shall return to Viking immediately all Confidential Information previously furnished by Sales Representative.

b) All indebtedness of Viking from Sales Representative shall become immediately due and payable without further notice or demand, which is hereby expressly waived, and Viking shall be entitled to reimbursement for all reasonable costs of collection, including, but not limited to any reasonable attorneys' fees that it may incur in collecting or enforcing payment of such obligations.

d) Sales Representative will be paid fifty (50) percent of the full sales commissions on orders which have been received by Viking on or before the date of termination, and 100% of the full sales commission for any order that is installed, shipped an paid provided the product is shipped, installed, and paid within 120 days of the date of termination.

11. Indemnification.

a) Sales Representative shall be responsible for, and shall defend, indemnify and hold Viking harmless from and against any and all claims, losses, liabilities, causes of action, suits, proceedings, judgments, recoveries, damages, costs and expenses, including reasonable attorneys fees, arising out of or resulting from any negligent or intentional misrepresentations made by Sales Representative.

b) Viking shall be responsible for, and shall defend, indemnify and hold Sales Representative harmless from and against any and all claims, losses, liabilities, causes of action, suits, proceedings, judgments, recoveries, damages, costs and expenses, including reasonable attorneys fees, arising out of any claim by a third party relating to the Product, or use of the product except to the extent that the claim or liability arises from or is related to the negligent or intentional acts, or omissions of the Sales Representative. Viking shall have the exclusive right to compromise, settle or defend such claim or lawsuit in its sole discretion.

12. Insurance. At all times throughout the term of this Agreement, Sales Representative shall maintain in full force and effect, the following insurance coverage from a reputable insurance company.

a)  Comprehensive general liability insurance (on an occurrence basis), for complete operations coverage, with minimum coverage of $1,000,000.00 per occurrence and $2,000,000.00 in the annual aggregate. Sales Representative shall provide Viking with a certificate of insurance evidencing such coverage within 30 days of signing this Agreement and at such other times upon reasonable request of Viking.

At all times during and throughout the term of this Agreement, Sales Representatives and its agents will be named an Additional Insured for product liability claims on Viking general liability insurance policy and Viking will deliver to Sales Representative a certificate of insurance within 30 days of the execution of this Agreement.

13. Debarment Certification. Sales Representative represents that (i) neither it nor any of its employees or agents has been debarred, excluded or suspended from, or otherwise determined to be ineligible to participate in, Medicare, Medicaid or any other federal or state health care programs, nor is Sales Representative or any of its employees or agents the subject of any inquiry or investigation regarding participation in such programs which could reasonably lead to suspension, debarment or exclusion from, or ineligibility to participate in, such programs, (ii) neither it nor any of its employees or agents has ever been convicted of a criminal offense related to the provision of health care items or services, and (iii) it shall not knowingly employ or contract with, with or without compensation, any individual or entity listed by a federal agency as debarred. Sales Representative hereby agrees to promptly notify Viking of any threatened, proposed, or actual exclusion from Medicare, Medicaid or any federal or state health care programs. Sales Representative shall make reasonable inquiry into the status of any employee or agent by reviewing, at a minimum, the Health and Human Services-Office of Inspector General Cumulative Sanctions Report (located at www.dhhs.gov/progorg/oig) and the General Services Administration List of Parties Excluded from Federal Procurement and Non-Procurement Programs (located at www.arnet.gov/epls), which internet sites may be revised from time to time by the U.S. government. In the event that Sales Representative or any of its employees or agents is debarred, excluded or suspended from, or otherwise determined to be ineligible to participate in, Medicare, Medicaid or any federal or state health care programs during the term of this Agreement, or if at any time after the effective date of this Agreement it is determined that Sales Representative is in breach of this Section 12, this Agreement shall, at the option of Viking as of the effective date of such exclusion or breach, terminate.

14. HIPAA. Without limiting the obligations of Viking or Sales Representative as otherwise set forth in this Agreement or imposed by applicable law, Viking and Sales Representative agree to comply with all applicable requirements of the Health Insurance Portability and Accountability Act (“HIPAA”). Without limiting the generality of the foregoing, Viking and Sales Representative represent and warrant that they will appropriately safeguard protected health information (“PHI”) of customers that is made available to or obtained by either party pursuant to this Agreement or otherwise in the course of performing services hereunder, and that it shall indemnify and hold each other harmless from any and all claims, liabilities, damages, suits, causes of action, judgments, penalties, fines, costs and expenses arising from or related to Viking’s or Sales Representative’s breach of the foregoing unless such breach is due to an act or omission of Viking or Sales Representative, their officers, directors, employees. Viking and Sales Representative agree that this Agreement shall be amended from time to time if, and to the extent required by, the provisions of HIPAA and regulations promulgated hereunder, in order to assure that this Agreement is compliant therewith. Specifically, Viking and Sales Representative agree that they shall:

(a) not use or further disclose PHI other than as permitted or required by this Agreement or as required by law;

(b) implement administrative, physical and technical safeguards that reasonably and appropriately protect the confidentiality, integrity and availability of the electronic PHI that it creates, receives, maintains or transmits on behalf of the Customer and that are intended to prevent the use or disclosure of PHI other than as provided for by this Agreement;

(c) report to each party (Viking and Sales Representative) and Customer any use or disclosure of PHI not provided for by this Agreement, as well as any security incident, of which either party becomes aware;

(d) ensure that any approved subcontractor who may have access to PHI agrees to the same restrictions and conditions that apply to both parties with respect to PHI;

(e) make PHI available to the customer in accordance with applicable law;

(f) make Viking and Sales Representative internal practices, books, and records relating to the use and disclosure of PHI received from either party or Customer available to the Secretary of the United States Health & Human Services for purposes of determining the customer's compliance with applicable law (in all events, Viking and Sales Representative shall immediately notify each other upon receipt of any such request, and shall provide each other with copies of any such materials);

(g) make available the information required to provide an accounting of disclosures of PHI pursuant to applicable law;

(h) at termination of this Agreement, return or destroy all PHI that Sales Representative still maintains in any form and retain no copies of PHI; and

(i) use reasonable commercial efforts to mitigate any harmful effect that is known to Viking and Sales Representative of a use or disclosure of PHI by either party in violation of the requirements of this Agreement.

15. NON-SOLICITATION

a) Unless agreed in writing by an officer of Sales Representative, during the term of this Agreement and for one year after the expiration or termination of this agreement Viking agrees not to hire or employ, any Sales Representative employee, or agent that represented Sales Representative during the term of this agreement, unless mutually agreed in writing and signed by both parties.

b) Unless agreed in writing by an officer of Viking, during the term of this Agreement and for one year after the expiration or termination of this agreement Sales Representative agrees not to hire or employ, any Viking employee, or agent that represented Viking during the term of this agreement, unless mutually agreed in writing and signed by both parties.

c) Unless agreed in writing by an officer of Viking, during the term of this Agreement and for a period of six months after the expiration or termination of this agreement Sales Representative agrees not to enter into a formal business relationship, in any form, with a business establishment that supplied Products to Viking during the term of this agreement, unless mutually agreed in writing and signed by both parties.

16. DISPUTE RESOLUTION

a) Conciliation: Except as provided in Section 9, all disputes arising between the parties concerning the validity, construction or effect of this Agreement, or the rights and obligations created hereunder, shall be brought before conciliation committee of executives representing both which shall, within two (2) weeks after being informed of the dispute, attempt to work out a recommendation for settlement of the dispute and transmit such recommendation to both parties for due consideration.

b) Arbitration: Any dispute which cannot be settled amicably by conciliation as provided above shall be resolved by arbitration in accordance with the rules of the American Arbitration Association. Judgment upon the award rendered may be entered in any court with jurisdiction. Any arbitration proceeding shall take place in San Diego, California.

17.  GENERAL PROVISIONS

a) Entire Agreement: This Agreement, including Exhibits A.B.C, D, E attached hereto, represents the entire agreement between the parties on the subject matter hereof and supersedes all prior discussions, agreements and understandings of every kind and nature between them. No modification of this Agreement will be effective unless in writing and signed by both parties.

b) Notices: All notices under this Agreement shall be in writing and given by registered mail or electronic facsimile (acknowledged by answer back) addressed to the parties at the addresses immediately below their respective signatures hereto, or to such other address of which either party may advise the other in writing. Notices will be deemed given when sent.

c) Force Majeure: Neither party shall be in default hereunder by reason of any failure or delay in the performance of any obligation under this Agreement where such failure or delay arises out of any cause beyond the reasonable control and without the fault or negligence of such party. Such causes shall include, without limitation, storms, floods, other acts of nature, fires, explosions, riots, war or civil disturbance, strikes or other labor unrest, embargoes and other governmental actions or regulations which would prohibit either party from ordering or furnishing Products or from performing any other aspects of the obligations hereunder, delays in transportation, and liability to obtain necessary labor, supplies or manufacturing facilities.

d) Severability: The illegality or un-enforceability of any provision of this Agreement shall not affect the validity and enforceability of any legal and enforceable provisions hereof.

e) Non-assignment: This Agreement shall be binding upon the successors and assigns of the business interests of Sales Representative, and may be assigned by Sales Representative at its sole option. Viking shall not sell, assign, delegate or otherwise transfer any of its rights or obligations hereunder without the prior written consent of Sales Representative.

f) Applicable Law: This Agreement shall be construed, enforced and performed in accordance with the laws of the state of California, County of San Diego, USA without regard to any conflict of laws provision thereof.

g) Waiver: Viking agrees that the failure of Sales Representative at any time to require performance by Viking of any of the provisions herein shall not operate as a waiver of the right of Sales Representative to request strict performance of the same or like provisions, or any other provisions hereof, at a later time.

h)Agreement Confidentiality: The terms of this Agreement will be kept confidential between Viking and Sales Representative. Sales Representative will not disclose terms of this Agreement to others, except as required by applicable law or for accounting purposes, or as permitted by the Viking in writing by an authorized corporate officer.

This Agreement may be executed and delivered in duplicate counterparts and will be binding as if one instrument.

IN WITNESS WHEREOF, Sales Representative and Viking have caused this instrument to be executed by their signatures below.

Sales Representative:	Viking Systems:

By: /s/ Chuck Oddo	By: /s/ Donald E. Tucker

Title: President	Title: President and CEO

Date: 11/21/06	Date: 11/21/06